FIRST TRUST PORTFOLIOS L.P.
                        120 E. LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187



November 5, 2009


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

     This letter amends and restates that certain letter dated January 28, 2009 and supercedes that certain letter agreement by and among First Trust Portfolios
L.P. and the Trust, dated as of June 18, 2008 with respect to the Trust only. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares of each series of First Trust Exchange-Traded Fund II
(the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

     It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

     The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.


                                   Very Truly Yours,

                                   FIRST TRUST PORTFOLIOS L.P.


                                   /s/ James A. Bowen
                                   ----------------------------------
                                   James A. Bowen
                                   President


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AGREED AND ACKNOWLEDGED:
-----------------------


FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James A. Bowen
-----------------------------------
James A. Bowen
President





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                            EXHIBIT A



FIRST TRUST EXCHANGE-TRADED FUND II


FUNDS                                                                         DATE

First Trust Dow Jones STOXX(R) European Select Dividend Index Fund            January 30, 2010
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund         January 30, 2010
First Trust Dow Jones Global Select Dividend Index Fund                       January 30, 2010
First Trust Europe Select AlphaDEX(TM) Fund                                   January 30, 2010
First Trust Japan Select AlphaDEX(TM) Fund                                    January 30, 2010
First Trust ISE Global Wind Energy Index Fund                                 January 30, 2010
First Trust Global IPO Index Fund                                             January 30, 2010
First Trust ISE Global Engineering and Construction Index Fund                January 30, 2010
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund      November 9, 2011